UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

OMINTO, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1110-112th Avenue NE, Suite 350

Bellevue, WA 98004
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561)362-2381

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On November 1, 2015, the Board of Directors of Ominto, Inc. (the “Company”) approved a 1-for-50 reverse stock split (the “Reverse Stock Split”) of the Company’s authorized, issued and outstanding shares of common stock, par value $0.001 per share. The Reverse Stock Split was previously approved by a shareholder with a majority of the Company’s voting power by written consent on August 15, 2015.

On November 4, 2015, the Company filed a Certificate of Change pursuant to NRS 78.209 which amends the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Nevada. A copy of the Certificate is attached hereto as Exhibit 3.1.

The Reverse Split will be effective as of 12:01 a.m. Eastern Time on November 6, 2015 (the “Effective Date”) and will apply to all stockholders of record after the close of the market on November 5, 2015.

Reasons for the Reverse Stock Split

The Company is effecting the Reverse Stock Split in connection with its application to list its Common Stock and Warrants on the NASDAQ Capital Market (“NASDAQ”). As of the date of this report, the Common Stock is quoted for trading on the pink sheets of the OTC Market and has not been approved for listing on NASDAQ.

Effects of the Reverse Stock Split

Effective Date; Symbol. The Company’s common stock will begin trading on the OTC Market on a split-adjusted basis at the open of the market on the Effective Date. On the Effective Date, the trading symbol for the Common Stock will change to “OMNTD” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol and revert to the original symbol of “OMNT.”

Split Adjustment; Treatment of Fractional Shares. On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be automatically converted into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each stockholder immediately prior to the Reverse Stock Split divided by (ii) 50. The Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company intends to treat stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of the Company’s Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split.

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Also on the Effective Date, all preferred stock, options, warrants, convertible notes and other convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted by dividing the number of shares of Common Stock into which the options, warrants and other convertible securities are exercisable or convertible by 50 and multiplying the exercise or conversion price thereof by 50, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants, and other convertible securities and subject to rounding to the nearest whole share. Such proportional adjustments will also be made to the number of shares of restricted stock issued and issuable under the Company’s equity compensation plans.

Certificated and Non-Certificated Shares. Stockholders who hold their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, Olde Monmouth Stock Transfer Co, Inc. (“OLDE”), at the address set forth below. OLDE will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder. OLDE can be contacted at (732)872-2727.

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Change dated November 4, 2015

99.1	Press Release dated November 5, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ominto, Inc.
(Registrant)

Date: November 5, 2015	By:	/s/ Ivan Braiker
Ivan Braiker
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Change dated November 4, 2015

99.1	Press Release dated November 5, 2015

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